EXHIBIT (r)(1)

THE CHINA FUND, INC.

Amended Code of Ethics as of December 9, 2004

1.	Purposes

This Code of Ethics has been adopted by the Board of Directors of The China Fund, Inc. in accordance with Rule 17j-1(b) under the Investment Company Act of 1940 as amended (the "Act"). Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by associated persons of such companies. The purpose of this Code of Ethics is to provide regulations and procedures consistent with the Act and Rule 17j-1 designed to give effect to the general prohibitions set forth in Rule 17j-1(a) as follows:

It shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company in connection with the purchase or sale, directly or indirectly, by such persons of a security held or to be acquired, as defined in this section, by such registered investment company —

(1) To employ any device, scheme or artifice to defraud such registered investment company;

(2) To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

(3) To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

(4) To engage in any manipulative practice with respect to such registered investment company.

2.    Definitions

(a) "Fund" means The China Fund, Inc.

(b) "Access person" means: (a) any director, officer, general partner or advisory person of the Fund.

(c) "Administrator" means State Street Bank and Trust Company.

(d) "Advisory person" means shall mean a supervised person, as defined in the Investment Advisers Act of 1940, as amended, (i) who has access to nonpublic information regarding the purchase or sale of the Fund's securities, or nonpublic information regarding the portfolio holdings of the Fund, or (ii) is involved in making securities recommendations to the Fund, or who has access to such recommendations that are nonpublic.

(e) A security is "being considered for purchase or sale" when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

(f) "Beneficial ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires.

(g) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act.

(h) "Direct Investment Manager" means Asian Direct Capital Management.

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(i) "Disinterested director" means a director of the Fund who is not an "interested person" of the Fund within the meaning of Section 2(a)(19) of the Act.

(j) "Investment Advisers" means both of the Direct Investment Manager and the Investment Manager.

(k) "Investment Manager" means Martin Currie Inc.

(l) "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.

(m) "Security" shall have the meaning set forth in Section 2(a)(36) of the Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the United States, short term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers' acceptances, bank certificates of deposit, commercial paper and such other money market instruments as designated by the Board of Directors of the Fund, and securities that are not eligible for purchase or sale by the Fund.

(n) As used in this Code, "security held or to be acquired" by the Fund shall mean (i) any covered security which, within the most recent 15 days, is or has been held by the Fund; or is being or has been considered by the Fund or the Investment Advisers for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a covered security described in clause (i) of this Section 2(n).

(o) "Automatic Investment Plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

3.	Prohibited Purchases and Sales

(a) Except as exempted in Section 4 below, no access person shall purchase or sell, directly or indirectly, any security in which he or she has, or by reason of such transaction acquires, any direct or indirect beneficial ownership and which to his or her actual knowledge at the time of such purchase or sale: (i) is being considered for purchase or sale by the Fund; or (ii) is being purchased or sold by the Fund. This prohibition shall continue until at least 15 days after the time that the advisory person decides not to recommend such purchase or sale, or if such recommendation is made, until at least 15 days after the time that the Fund decides not to enter into, or completes, such recommended purchase or sale. This prohibition shall apply to any purchase or sale by any access person of any option to purchase or sell, or any security convertible into or exchangeable for a security being purchased or sold by, or actively considered for recommendation to, the Fund.

(b) No access person shall reveal to any other person (except in the normal course of his or her duties on behalf of the Fund) any information regarding securities transactions by the Fund or consideration by the Fund, the Investment Manager or the Direct Investment Manager of any such securities transaction.

(c) No access person shall recommend any securities transaction by the Fund without having disclosed his or her interest, if any, in such securities or the issuer thereof, including without limitation (i) his or her direct or indirect beneficial ownership of any securities of such issuer, (ii) any contemplated transaction by such person in such securities, (iii) any position with such issuer or its affiliates, and (iv) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such access person in such securities or issuer is not material to his or her personal net worth and any contemplated transaction by such person in such securities cannot reasonably be expected to have a material adverse effect on any such transaction by the Fund or on the market for the securities generally, such access person shall not be required to disclose his or her interest in the securities or issuer thereof in connection with any such recommendation.

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4.	Exempted Transactions

The prohibitions of Section 3 of this Code of Ethics shall not apply to:

(a) Purchases or sales effected in any account over which the access person has no direct or indirect influence or control.

(b) Purchases or sales which are not eligible for purchase or sale by the Fund, except that all acquisitions of beneficial ownership in securities in initial public offerings or private placements shall be subject to the approval requirements of Section 3(b).

(c) Purchases or sale which are nonvolitional on the part of either the access person or the Fund.

(d) Purchases which are part of an automatic dividend reinvestment plan.

(e) Purchases effected upon the exercise of rights issued by an issuer prorata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

(f) Purchases or sales which are only remotely potentially harmful to the Fund because they would be very unlikely to affect a highly institutional market, or because they clearly are not related economically to the securities to be purchased, sold or held by the Fund.

5.	Reporting Requirements of Access Persons.

Unless excepted by Section 6 of this Code, every access person of the Fund must report to the Fund, respectively as follows:

(a) Initial Holdings Reports.    No later than ten days after the person becomes an access person, an access person shall submit an initial holdings report. The information must be current as of a date no more than 45 days prior to the date the person becomes an access person. The initial holdings report shall contain the following information (on the report form attached hereto as Appendix A):

(i) The title, number of shares and principal amount of each covered security in which the access person had any direct or indirect beneficial ownership when the person became an access person;

(ii) The name of any broker, dealer or bank with whom the access person maintained an account in which any securities were held for the direct or indirect benefit of the access person as of the date the person became an access person; and

(iii) The date that the report is submitted by the access person.

(b) Quarterly Transaction Reports.    No later than thirty days after the end of each calendar quarter, the following information (on the report form attached hereto as Appendix B):

(i) With respect to any transaction during the quarter in a covered security in which the access person had a direct or indirect beneficial ownership:

(A) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each covered security involved;

(B) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(C) The price of the covered security at which the transaction was effected;

(D) The name of the broker, dealer or bank with or through which the transaction was effected; and

(E) The date that the report is submitted by the access person.

(ii) With respect to any account established by the access person in which any securities were held during the quarter for the direct or indirect benefit of the access person:

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(A) The name of the broker, dealer or bank with whom the access person established the account;

(B) The date the account was established; and

(C) The date that the report is submitted by the access person.

(c)    Annual Holdings Reports.    Annually, the following information (which information must be current as of a date no more than 45 days before the report is submitted) (on the report form attached hereto as Appendix C):

(i) The title, number of shares and principal amount of each covered security in which the access person had any direct or indirect beneficial ownership;

(ii) The name of any broker, dealer or bank with whom the access person maintains an account in which any securities are held for the direct or indirect benefit of the access person; and

(iii) The date that the report is submitted by the access person.

(d) Disclaimer of Beneficial Ownership.    Any report may contain a statement declaring that the reporting of any such transaction shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the covered security to which the report relates.

(e) SEC Inspection.    Information supplied in the reports is available for inspection by the SEC at any time during the five-year period following the end of the fiscal year in which each report is made.

6.	Exceptions from Reporting Requirements.

(a) A person need not make a report under Section 5 of this Code with respect to transactions effected for, and covered securities held in, any account over which the person has no direct or indirect influence or control.

(b) A person need not make a report with respect to transactions that have received prior approval of the Administrator.

(c) A disinterested director of the Fund who would be required to make a report solely by reason of being a Fund director, need not make:

(i) an initial holdings report or an annual holdings report as provided in this Code; and

(ii) A quarterly transaction report under this Code, unless the director knew, or in the ordinary course of fulfilling his or her official duties as a Fund director, should have known, that during the 15-day period immediately before or after the director's transaction in a covered security, the Fund purchased or sold the covered security, or the Fund or the Investment Advisers considered purchasing or selling the covered security.

7.	Review of Reports.

The Administrator will review the access person reports filed under this Code and report violations to the Board of Directors of the Fund.

8.	Notification of Reporting Obligation.

The Fund will identify all of its access persons who are required to make reports under this Code and will inform those access persons of their reporting obligations.

9.	Quarterly Certification.

All directors and officers who are access persons of the Investment Advisers shall certify quarterly (on the form attached hereto as Appendix D) that they have complied with the annual transaction reporting requirements of the Investment Advisers.

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10.	Annual Certification.

(a) All directors and officers who are access persons of the Investment Advisers shall certify annually (on the form attached hereto as Appendix E) that they have complied with the annual transaction reporting requirements of the Investment Advisers.

(b) All access persons shall certify annually (on the form attached hereto as Appendix F) in writing to the Fund that they have read the Code and recognize that they are subject to the Code's provisions, that they have complied and will comply with such provisions and that they have reported all personal securities transactions, holdings and securities accounts required to be disclosed or reported pursuant to the Code.

11.	Approval and Reports.

(a) Approval.    The Fund's Board of Directors, including a majority of disinterested directors, must approve this Code, and any material changes to this Code. The Board of Directors must base its approval of this Code and any material change thereto on a determination that the Code contains provisions reasonably necessary to prevent access persons from engaging in conduct prohibited by the preamble to this Code. The Board of Directors must approve a material change to this Code no later than six months after the adoption of the material change.

(b) Reports.    At least annually, beginning with the March 2001 meeting of the Board of Directors, the Fund will furnish to the Board of Directors for the Board of Directors to consider, a written report that:

(i) Describes any issues arising under the Code or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations;

(ii) Certifies that the Fund has adopted and are following procedures reasonably necessary to prevent access persons from violating the Code; and

(iii) Provides any recommended changes to the Code.

12.	Sanctions.

Upon discovering a violation of this Code of Ethics, the Board of Directors of the Fund may impose such sanctions as it deems appropriate, including, inter alia, a letter of censure or suspension or termination of the employment of the violator.